UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

_________________

Date of Report
(Date of earliest
event reported):	April 27, 2007

Gehl Company
(Exact name of registrant as specified in its charter)

Wisconsin	0-18110	39-0300430
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

143 Water Street, West Bend, Wisconsin 53095
(Address of principal executive offices, including zip code)

(262) 334-9461
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

        As previously disclosed by Gehl Company (the “Company”), on December 15, 2006, the Board of Directors (the “Board”) of the Company amended the Gehl Company Retirement Income Plan “B” to freeze benefit accruals under the plan for the Company’s executive officers, effective January 1, 2007 (the “Freeze Amendment”). The Freeze Amendment was undertaken pending the results of nondiscrimination testing by the plan’s actuaries in early 2007. In addition, the Board authorized a new supplemental retirement benefit plan (the “Plan B SERP”) that would have made whole the executive officers for any benefits lost as a result of the Freeze Amendment. As a result, the executive officers would have had no net change in benefits as a result of the Freeze Amendment and the related new Plan B SERP.

        On April 27, 2007, the Board amended the Gehl Company Retirement Income Plan “B” to resume benefit accruals under the plan for the Company’s executive officers, effective January 1, 2007 (the “Resumption Amendment”). The Resumption Amendment was undertaken as a result of the nondiscrimination testing by the plan’s actuaries completed in 2007. In addition, the Board terminated the Plan B SERP so as to take into account the resumption of benefits accruing to executives pursuant to the Resumption Amendment. As a result, the executive officers will not have any net change in benefits due to the Resumption Amendment and the related termination of the Plan B SERP.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEHL COMPANY
Date: May 1, 2007	By: /s/ Michael J. Mulcahy
Michael J. Mulcahy
Vice President, Secretary and General Counsel

GEHL COMPANY

Exhibit Index to Current Report on Form 8-K
Dated April 27, 2007

Exhibit
Number

(10.1)	Amendment to Retirement Income Plan.

4